As filed with the Securities and Exchange Commission on July 19, 2001.
                                                      Registration Nos. 333-
                                                                        333-
                                                                        333-

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549


                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933


CENDANT CORPORATION                           DELAWARE                             06-0918165
CENDANT CAPITAL II                            DELAWARE                             22-356523
CENDANT CAPITAL III                           DELAWARE                             22-3565321
(Exact name of Registrant as      (State or other jurisdiction of     (I.R.S. Employer Identification No.)
specified in its charter)          incorporation or organization)


                             9 West 57th Street
                             New York, NY 10019
                               (212) 413-1800
                            Fax: (212) 413-1922
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
             of each Registrant's Principal Executive Offices)

                           James E. Buckman, Esq.
                     Vice Chairman and General Counsel
                            Cendant Corporation
                               9 West 57th St
                             New York, NY 10019
                               (212) 413-1800
                            Fax: (212) 413-1923
         (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)


                                  Copy to:

        Vincent J. Pisano, Esq.                                Eric J. Bock, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP            Senior Vice President, Law and Secretary
          4 Times Square                                    Cendant Corporation
        New York, NY 10036                                  9 West 57th Street
          (212) 735-3000                                    New York, NY 10019
      Fax: (212) 735-2000                                    (212) 413-1800
                                                            Fax: (212) 413-1922


             Approximate date of commencement of proposed sale
            to the public: From time to time after the effective
                    date of this registration statement.

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| Registration No. 333-49405, 333-49405-01, 333-49405-02

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|


                                                  CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                                Proposed
         Title of Each Class                                     Maximum           Proposed Maximum        Amount of
          of Securities to                Amount to be       Offering Price       Aggregate Offering      Registration
            be Registered                  Registered           per Unit               Price (1)              Fee
-----------------------------------------------------------------------------------------------------------------------
Debt Securities (2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
-----------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $.01
-----------------------------------------------------------------------------------------------------------------------
Stock Purchase Units of Cendant
Corporation
-----------------------------------------------------------------------------------------------------------------------
Stock Purchase Contracts of
Cendant Corporation
-----------------------------------------------------------------------------------------------------------------------
Warrants of Cendant Corporation
-----------------------------------------------------------------------------------------------------------------------
Preferred Securities of Cendant
Capital II
-----------------------------------------------------------------------------------------------------------------------
Preferred Securities of Cendant
Capital III
-----------------------------------------------------------------------------------------------------------------------
Guarantees and backup
Undertakings of Cendant
Corporation in connection with
Preferred Securities of Cendant
Capital II and Cendant Capital III
-----------------------------------------------------------------------------------------------------------------------
Total                                   $298,000,000(3)           100%            $298,000,000(3)(4)        $74,500
=======================================================================================================================

(1)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i).
(2)      Also includes such indeterminate number of Debt Securities, shares of Common Stock, shares of
         Preferred Stock, Stock Purchase Units, Stock Purchase Contracts, Guarantees and Warrants of Cendant
         Corporation, or Preferred Securities of Cendant Capital II and Cendant Capital III as may be issued upon conversion or exchange of any of the Debt Securities or Preferred Stock that provide for conversion or exchange into other securities.
(3)      Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at original issue discount, the liquidation preference of any Preferred Stock and the amount computed pursuant to Rule
         457(i) for any Common Stock.
(4)      No separate consideration will be received for Debt Securities, Preferred Stock, Common Stock, Stock
         Purchase Units, Stock Purchase Contracts, Guarantees and Warrants of Cendant Corporation, or
         Preferred Securities of Cendant Capital II and Cendant Capital III issuable upon conversion or exchange of the Debt Securities or Preferred Stock and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

                                       --------------------------------




                              Explanatory Note

         This registration statement is being filed in respect to the registration of an additional number of debt securities, shares of common stock, shares of preferred stock, stock purchase units, stock purchase contracts, guarantees and warrants of Cendant Corporation, a Delaware corporation, or preferred securities of Cendant Capital II and Cendant Capital III issuable upon conversion or exchange of the debt securities or preferred stock pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The information in the Registration Statement on Form S-3 filed by Cendant Corporation, Cendant Capital II and Cendant Capital III with the Securities and Exchange Commission (File Nos. 333-49405, 333-49405-01 and 333-49405-02) pursuant to the Securities Act of 1933, as amended, is incorporated by reference in this Registration Statement.

         The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.


                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Cendant Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on July 19, 2001.


                                       CENDANT CORPORATION


                                       By:  /s/ James E. Buckman
                                           -----------------------------
                                           Name:  James E. Buckman
                                           Title: Vice Chairman and General
                                                  Counsel


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on July 19 , 2001.


       Signatures                             Title

/s/ Henry R. Silverman              Chairman of the Board of Directors,
-------------------------------     President, Chief Executive Officer and
Henry R. Silverman                  Director


/s/ James E. Buckman                Vice Chairman, General Counsel and Director
-------------------------------
James E. Buckman


/s/ Stephen P. Holmes               Vice Chairman and Director
-------------------------------
Stephen P. Holmes


/s/ Kevin M. Sheehan                Senior Executive Vice President and Chief
-------------------------------     Financial Officer (Principal Financial
Kevin M. Sheehan                    Officer)


/s/ Tobia Ippolito                  Executive Vice President, Finance and
-------------------------------     Chief Accounting Officer
Tobia Ippolito


/s/ Myra J. Biblowit                Director
-------------------------------
Myra J. Biblowit


/s/ The Honorable William S. Cohen  Director
----------------------------------
The Honorable William S. Cohen


/s/ Leonard S. Coleman              Director
-------------------------------
Leonard S. Coleman


/s/ Martin L. Edelman               Director
-------------------------------
Martin L. Edelman


/s/ Dr. John C. Malone              Director
-------------------------------
Dr. John C. Malone


/s/ Cheryl D. Mills                 Director
-------------------------------
Cheryl D. Mills


/s/ The Rt. Hon. Brian Mulroney     Director
-------------------------------
The Rt. Hon. Brian Mulroney, P.C.,
LL.D.


/s/ Robert E. Nederlander           Director
-------------------------------
Robert E. Nederlander


/s/ Robert W. Pittman               Director
-------------------------------
Robert W. Pittman


/s/ Sheli Z. Rosenberg              Director
-------------------------------
Sheli Z. Rosenberg


/s. Robert F. Smith                 Director
-------------------------------
Robert F. Smith



                               Exhibit Index



        Exhibit No.               Exhibit Description

         5 Opinion of Eric J. Bock, Esq. regarding legality of securities.

         23.1 Consent of Deloitte & Touche LLP, Independent Auditors, relating to Cendant Corporation.

         23.2 Consent of Deloitte & Touche LLP, Independent Auditors, relating to Avis Group Holdings, Inc.

         23.3 Consent of KPMG LLP, Independent Auditors, relating to Galileo International, Inc.

         23.4          Consent of Eric J. Bock, Esq. (included as Exhibit 5).



                                                                  Exhibit 5

                    [LETTERHEAD OF CENDANT CORPORATION]

                                                           July 19, 2001

Cendant Corporation
9 West 57th Street
New York, NY 10019

Dear Sirs:

         I am acting as counsel for (i) Cendant Corporation, a Delaware corporation (the "Company"), (ii) Cendant Capital Trust II, a statutory business trust formed under the Business Trust Act of the State of Delaware ("Cendant Capital II") and (iii) Cendant Capital Trust III, a statutory business trust formed under the Business Trust Act of the State of Delaware ("Cendant Capital III" and, together with Cendant Capital II, the "Cendant Capital Trusts"). I am rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed on July 19, 2001 by the Company and the Cendant Capital Trusts with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $298,000,000 aggregate gross proceeds of the Company's Debt Securities, Common Stock, Preferred Stock, Stock Purchase Units, Stock Purchase Contracts or Warrants (the "Cendant Securities"), Preferred Securities of the Cendant Capital Trusts and Guarantees and back-up Undertakings of the Company in connection with Preferred Securities of the Cendant Capital Trusts (the Guarantees and back-up Undertakings of the Company, hereinafter the "Cendant Securities") (collectively, the "Securities"). The Registration Statement relates to an increase in the amount of Securities to be offered pursuant to the offering registered in Registration Statement No. 333-49405. Capitalized terms used but not defined herein are used as defined in the Registration Statement.

         This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, (i) the Registration Statement, including exhibits thereto; (ii) the Amended and Restated Certificate of Incorporation of the Company; and (iii) the Amended and Restated By-Laws of the Company. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents and documents to be executed by parties other than the Cendant Capital Trusts, I have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization is by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, the Cendant Capital Trusts and others.

         I am admitted to the bar in the State of New York and I express no opinion as to the laws of any jurisdiction other than (i) the General Corporation Law of the State of Delaware, (ii) the laws of the State of New York and (iii) the laws of the United States of America, to the extent referred to specifically herein. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.

         Based upon and subject to the foregoing, I am of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing pursuant to the laws of the State of Delaware.

         2. When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective;
(ii) an appropriate prospectus supplement with respect to the Cendant Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) if the Cendant Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Cendant Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board of Directors of the Company, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Cendant Securities and related matters; (v) the terms of the Cendant Securities and of their issuance and sale have been duly established in conformity with the applicable Certificate of Designation or Indenture, as the case may be, so as not to violate any applicable law, the Amended and Restated Certificate of Incorporation or By-Laws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vi) the Securities have been duly executed and authenticated in accordance with the provisions of the Amended and Restated Certificate of Incorporation, Bylaws, applicable Certificate of Designation or Indenture, as applicable, and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the Securities, when issued and sold in accordance with the applicable indenture of declaration of trust, the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, the Securities will be legally issued by the Company, duly authorized, fully paid and non-assessable and, in the case of the Debt Securities, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         3. Upon issuance, the Guarantees and back-up Undertakings of the Company will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. I also consent to the reference to me under the heading "Legal Opinions" in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                                 Very truly yours,


                                                 /s/ Eric J. Bock
                                                 -----------------------




                                                               Exhibit 23.1



                       INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-3 of our report dated July 2, 2001 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in certain revenue recognition policies regarding the recognition of non-refundable one-time fees and pro rata refundable subscription revenue and the restatement of the financial statements to reflect the individual membership business as part of continuing operations as discussed in Note 1), appearing in the Annual Report on Form 10-K/A of Cendant Corporation for the year ended December 31, 2000.

/s/ Deloitte & Touche LLP
New York, New York
July 19, 2001



                                                               Exhibit 23.2



                       INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-3 of our report dated January 29, 2001 (March 2, 2001, as to Note 27), appearing in the Annual Report on Form 10-K of Avis Group Holdings, Inc. for the year ended December 31, 2000 and incorporated by reference in the Current Reports on Form 8-K of Cendant Corporation dated July 2, 2001 and July 19, 2001.

/s/ Deloitte & Touche LLP
New York, New York
July 19, 2001





                                                               Exhibit 23.3


                            CONSENT OF KPMG LLP



The Board of Directors
Galileo International, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of Cendant Corporation of our report dated January 26, 2001, except as to Note 15 which is as of February 22, 2001, with respect to the consolidated balance sheets of Galileo International, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K of Cendant Corporation dated July 19, 2001.


/s/ KPMG LLP
---------------
Chicago, Illinois
July 19, 2001